Exhibit 10.16

November 8, 2012                              Page 1

CLINICAL TRIAL AGREEMENT

THIS CLINICAL TRIAL AGREEMENT ("Agreement") is made by and between The Trustees of the University of Pennsylvania, a nonprofit corporation having a business address at 3451 Walnut Street, Rm. P-221 Franklin Building, Philadelphia, Pa 19104 ("Site") and Actinium Pharmaceuticals, Inc. with an address of 391 Lafayette Street, Newark, New Jersey 07105 ("Actinium"). This Agreement is entered into on the date of last signature.

This Agreement provides for the conduct of a clinical investigation using a proprietary drug which is not, at this time, cleared for human use by the Food and Drug Administration. Any use of this drug must be pursuant to an Investigational New Drug Exemption (IND 10807) held by Actinium. Aptiv Solutions, Inc., a Delaware corporation having a principal place of business at 1925 Isaac Newton Square, Suite 100, Reston, VA 20190 ("Aptiv") has been engaged by Actinium to oversee and manage the Study.

The research contemplated by this Agreement is of mutual interest and benefit to the Site and to Actinium and will further the Site's instructional and research objectives in a manner consistent with its status as a non-profit, tax-exempt, educational institution.

In consideration of the mutual covenants and conditions set forth in this Agreement and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.        Defmitions. When used in this Agreement, the listed terms shall have the following meanings:

a.
"Study" means the conduct of human research using the Study Drug manufactured by Actinium on Qualified Subjects at the Site pursuant to the protocol which has been reviewed and approved by the IRB and the FDA prior to the commencement of the Study.

b.
"Protocol" means the details of that certain clinical Study to be performed pursuant to this Agreement entitled A Phase I/11 Study of Low Dose Cytarabine and Actinium-255 Hum195 in Older Patients with Untreated Acute Myeloid Leukemia. The Protocol, including any amendments is hereby incorporated by reference. and made part of this Agreement.

c.	"IRB" means the institutional review board of Site.
d.	"Study Drug" means the compound known as Actinium-255 Hum 195.
e.
"Study Data" means all of the data collected and records compiled during the Study relating to the conduct of the Study and/or the Study Drug. Study Data includes without limitation, all records prepared by the Investigator and all clinical research assistants (with the exclusion of patient medical charts), all Case Report Forms, all Screening records, all records on Qualified Subjects, Completed Subjects, Withdrawn Subjects, Uncompleted Subjects and Non-Qualified Subjects, all Informed Consent forms and all adverse/unexpected/serious or other reportable events.

f.	"Potential Subject" is a patient or individual who could possibly participate in the Study.
g.	"Screening" is the process of identifying Potential Subjects and of conducting the examinations and tests necessary to select Qualified Subjects for the Study.
h.
"Qualified Subject" is a subject who, on inclusion in the treatment phase of the Study, has met all of the inclusion criteria and none of the exclusion criteria in the Protocol and has given his/her written Informed Consent to participate in the Study.

i.
"Completed Subject" is a Qualified Subject who has completed the Study and met the minimum attendance and compliance standards in the Protocol for evaluation of the safety and effectiveness of the Study Drug.

j.	"Withdrawn Subject" is a Qualified Subject who has been withdrawn from the Study because of treatment failure or adverse event, but who otherwise met the Protocol entry requirements.
k.
"Uncompleted Subject" is a Qualified Subject who was initially included in the Study but who failed to complete the Study satisfactorily because of insufficient clinic attendance, poor compliance, voluntary withdrawal, and loss to follow-up or other Protocol violations.

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1.	"Non-Qualified Subject" is a subject who has not met the inclusion criteria as defined in the Protocol.
m.	"Informed Consent Foil'!" means the written form agreed upon by Actinium and the Site in conformance with all applicable FDA regulations and guidances, and approved by the IRB for use in this Study.
n.	"Case Report Foam (CRF)" means the report in the Actinuim format which is completed by the Investigator or his/her authorized designee documenting the use of the Study Drug in subjects.
o.	"FDA" means the Food and Drug Administration of the United States Department of Health and Human Services, and any successor government agency.
p.	"Investigator's Brochure" is a document describing the Study Drug, which is provided to the Investigator prior to the start of the Study.
q.	"Investigator" means Alexander Perl, M.D.

2.        Compliance with laws and procedures.

a.
All parties shall conduct the Study in accordance with all applicable laws, regulations and guidances, as each of the foregoing may be amended from time to time. Without limiting the foregoing, the parties expressly agree to comply with 21 CFR 312 - Investigational New Drug Application, 21 CFR 50 - Protection of Human Subjects, and 21 CFR 56 — Institutional Review Boards.

b.	The Site agrees to comply with the terms of this Agreement and all IRB and FDA procedures and applicable decisions for the Study.

3.        Scope of Study

a.
This Study is governed by this Agreement. All parties agree that no Study Drug shall be used on a subject until the IRB and the FDA have both approved the Study and this Agreement is fully executed. After the FDA and IRB approval, the Protocol may only be amended when: 1) there is written agreement between the Site, Actinium, and the Investigator to amend the Protocol, and 2) any and all such amendments have been reviewed and approved by the IRB and FDA. No Protocol amendments shall be implemented until receipt of the IRB and FDA written approval. Nothing in this paragraph shall limit the Investigator's ability to act under 21 CFR 312.50, 312.60, 312.62, 312.64 (Subpart D).

b.	The Site agrees to strictly comply with all IRB procedures and policies which govern the review, approval and conduct of this Study.
c.
The parties agree that Screening for Qualified Subjects shall begin within thirty (30) days of receipt of the following: 1) written approval of the Study and the Informed Consent by the IRB, 2) notification by Aptiv or Actinium that the FDA has granted the Investigational New Drug Application for the Study Drug, and 3) completion of Initiation Visit of the Site by Aptiv and Actinium for Study participation. The goal of the Study is to enroll up to ten (10) Qualified Subjects per year. The Site agrees to use its best efforts to complete subject enrollment as soon as practical, after commencement of Screening at each dose group.

4.        Responsibilities of Actinium

a.	Actinium represents and warrants that it has the authority to enter into this Agreement on its own behalf.
b.
Actinium agrees to provide to the Site and the Investigator the information necessary to properly conduct the Study, including without limitation, the Protocol, the Investigator's Brochure and data of any prior investigations of the Study Drug. Actinium agrees to provide any new information related to the safety and efficacy of the Study Drug as such information becomes available during the course of the Study. Actinium advises the Site and the Investigator that the effectiveness and safety in humans of the Study Drug have not been fully investigated.

November 8, 2012                              Page 3

c.	Actinium shall provide, free of charge, the necessary quantity of the Study Drug. Actinium or Aptiv shall ship the Study Drug only to the Site.
d.	Aptiv shall monitor the Study and shall require evidence that IRB review and approval are obtained.
e.
Actinium agrees that Site, its affiliates and all Study team members shall have the sole authority over the clinical care of the Study subjects and nothing in this Agreement shall prevent Site or Investigator from taking any action which is, in the reasonable medical judgment of the Study team members, in the Study subject's best interest. Any time Actinium or Aptiv becomes aware of a significant Study subject safety issue it will communicate such information to Site. Actinium further agrees to promptly report to Site the results of any monitoring reports that could affect the safety of Study participants, influence the conduct of the Study, alter the Institutional Review Board ("IRB") approval to continue the Study, and/or affect the willingness of Study Subjects to continue in the Study. During the Study and after its completion, Actinium shall promptly report to Site and the Investigator any Study results that could directly affect the safety or medical care of Study Subjects. Actinium acknowledges and agrees that Site may communicate any of the aforementioned findings to both current and former Study subjects, as well as any participants in studies at Site using the same Study Drug or treatment regimen.

5.        Responsibilities of Site

a.
The Site represents and certifies that Investigator is an employee of the Site, and is sufficiently qualified by training and experience to conduct the Study using the Study Drug. A true and complete copy of the Investigator's current curriculum vitae has or will be forwarded to Actinium prior to the start of the Study.

b.
The Site will not use in any capacity, in connection with the Study, the services of any individual, corporation, partnership or association which:
(i) is debarred under 21 U.S.C. 335a; or
(ii) is disqualified as a clinical investigator under the provision of 21 C.F.R. 312.70. In the event that Site becomes aware of the debarment or disqualification of any such individual, corporation, partnership or association providing services under this Agreement, Site shall notify Actinium.

c.
In addition to and without limiting the obligations of Section 2a above, the Site agrees to conduct the Study in strict accordance with this Agreement, the Protocol, all associated documentation provided by Aptiv (e.g. CRF, CRF Completion guidelines, User Manuals, and Regulatory Binder documentation), applicable regulations, and all conditions of approval imposed by the reviewing IRB or FDA. The Site shall permit the use of the Study Drug only on Qualified Subjects under Investigator's supervision only for the purpose of the Study. The Site shall not supply the Study Drug to any other person or entity not authorized under FDA regulation to receive it, nor to any person for any purpose other than the Study. The Site shall not modify or alter the Study Drug. The Site shall maintain proper control of all Study Drug inventory and return of unused quantities of Study Drug as required by regulation and directed by Actinium at Actinium's expense. The Site agrees that the Investigator will supervise or perform all testing of the Study Drug involving human subjects.

d.
Site shall maintain all source documents/records and Study data for a period of two (2) years following the date a marketing application is approved, or until two (2) years after the withdrawal of the application in accordance with 21 CFR 312.62 (c) or for such longer period as the parties mutually agree but in no instance longer than five (5) years. Neither Site nor Investigator shall destroy or permit the destruction of any Study data without prior written notification to the Actinium.

November 8, 2012                              Page 4

e.
The Site agrees to use best efforts, on a diligent and continuous basis, to recruit Qualified Subjects, to prepare true and accurate Case Report Forms, to make all required reports, to complete the Study within the time limits set forth in this Agreement, and to perform all long-term follow-up examinations, visits and data collection as required by the Study and/or regulation from time to time. In addition, all CRF and Study Data shall be submitted to Aptiv promptly. Actinium may utilize all data and results for any reasonable purpose, including regulatory submissions, subject to the provisions of this Agreement. Site may use the research results and associated data generated for any reasonable purpose, including, without limitation, non-commercial research, educational purposes, health care operations and patient care purposes. Site will be free to publish, present and disclose the research results and associated data generated in the Study in accordance with the Publication provision of this Agreement. This provision shall survive termination or expiration of this Agreement.

f.
The Site shall exclusively use the Informed Consent Form. The Site agrees that such Informed Consent Form must be provided to and acknowledged by Actinium prior to use. The Site agrees that the Investigator shall not conduct Screenings, enroll any Potential Subject nor use the Study Drug on any Potential Subject who has not given written consent by signing and dating the specified Informed Consent form. The Site agrees that Investigator shall ensure that all the requirements for obtaining informed consent are met.

g.	The Site agrees that Investigator will follow good medical practice and exercise the customary standard of care practiced in his professional specialty.
h.
The Site ensures that Investigator will provide sufficient accurate fmancial disclosure information to allow Actinium or Aptiv to submit a complete and accurate certification or disclosure statement as required under 21 CFR part 54, as it may be amended from time to time. Further, the Site agrees that the Investigator shall promptly update this financial disclosure information if any relevant changes occur during the course of the Study and for one (1) year following completion of the study. The Site also agrees that Investigator will update this financial disclosure information promptly upon request by Aptiv. The Site understands that this information shall be submitted to the FDA in any marketing application involving the Study Drug. This provision shall survive termination or expiration of this Agreement.

i.	The Site agrees to provide sufficient resources to the IRB to enable the IRB to operate as required by law, regulation and its own procedures.
j.
During the Study, and subject to the terms of this Agreement, Site agrees to use reasonable efforts to cause the Investigator to conduct the Study pursuant to the Protocol and to provide to Investigator reasonable access to all Site facilities, staff and resources which the Investigator determines necessary or desirable to the conduct of the Study. Without limiting the foregoing, the Site agrees to make available a Study coordinator, qualified by training and experience and reasonably acceptable to Actinium and Aptiv, to manage all administrative functions of the Study, including but not limited to, meeting with Actinium and Aptiv. All such Site facilities, staff and resources used in the Study are subject to the supervision of the Investigator.

k.
The Site agrees to provide the facilities necessary to the conduct of the Study, and to notify Actinium and Aptiv promptly, of any failure of the Investigator, the Site or the IRB itself, to follow the Protocol for the Study.

l.	The Site agrees to allow Aptiv and Actinium reasonable access upon advance notice during Site's regular business hours to the study site and to facilities and staff as reasonably needed to conduct long-term follow-up of Study subjects, at Aptiv's expense. The Site will ensure that the Investigator will be available, during regular business hours, to meet with a study monitor to review the status of the Study and discuss any pending issues. Aptiv will provide no less than five (5) days advance notice of monitoring visits and will use all reasonable efforts to coordinate the scheduling of the visits with the Investigator and Study Coordinator. m.The Site agrees to allow Actinium and Aptiv reasonable access upon advance notice during Site's regular business hours, to Study Data, including without limitation, patient records (subject to patient consent), and Case Report Forms, as necessary for completion of the Study, long-term follow-up, and compliance efforts, at Actinium's expense.
m.	The Site agrees to allow Actinium and Aptiv reasonablee access upon advance notice during Site's regular business hours, to Study including without limitation, patient records (subject to patient consent), and Case Report Forms, as necessary for completion of the Study, long-term follow-up and compliance efforts, at Actinium's expense.

November 8, 2012                              Page 5

n.
The Site represents and certifies that it will not use in the Study, in any capacity whatsoever, whether as employee, consultant, contractor or agent, the services of any individual or entity who has been disbarred under Section 306 of the Federal Food, Drug and Cosmetic Act, or any other section of said act or its successor. Unless prohibited by law, the Site agrees to notify Aptiv immediately if any individual or entity involved in this Study is the subject of a disbarment proceeding or becomes disbarred.

o.
 In the event the Investigator becomes unable to complete the Protocol for any reason, Site will, to the extent possible, propose a substitute Investigator with qualifications and experience at least equal to or greater than those of the Investigator for Actinium's approval, which approval shall not be unreasonably withheld. In the event Actinium and Site agree upon a substitute Investigator, this Agreement shall continue in full force and effect. If Actinium and Site are unable to agree on a substitute Investigator, this Agreement may be terminated in accordance with the provisions of this Agreement.

p.	Subparagraphs 5H-5P shall survive termination or expiration of this Agreement.
q.
The Site and Investigator agree to notify Aptiv and Actinium as soon as possible, but in no event later than twenty-four (24) hours after each occurrence of an adverse, serious or unexpected event, or any deviation in the Protocol permitted by 21 CFR 312.60(a)(2). The Investigator shall complete all reports when and in the manner required by 21 CFR 312.62 and 312.64. The Investigator shall make all other reports as required by 21 CFR 312.62 and 312.64.

r.
The Site agrees to cooperate with any study monitor designated by Aptiv to monitor this Study. The Site agrees to cooperate with authorized FDA employees conducting an audit or inspection, in the manner required by 21 CFR 312.68. The Site shall notify Aptiv and Actinium promptly of any request for an audit of the Study by the FDA or any other governmental agency. If any inspection occurs and unless prohibited by law, the Site will provide Actinium and Aptiv with copies of all auditor (including FDA and IRB) materials, correspondence, statements, forms and records that are received by the Investigator or the Site. Actinium and Aptiv will shall assist the Investigator in responding to any FDA or IRB correspondence and promptly implementing any necessary corrective action. This provision shall survive termination or expiration of this Agreement.

s.	The Site represents and certifies that its Investigator has made all disclosures required regarding conflict of interest in connection with this Study.
t.
The Site hereby assures Actinium that the Study will be reviewed and approved by its IRB before any Study Drug is tested on a human subject, and further, that said IRB is functioning in compliance with the applicable regulations and all times. The Site shall provide, upon request, evidence of IRB approvals related to this Study in a timely manner. This provision shall survive termination or expiration of this Agreement.

6.        Payment

a.
Actinium will pay to Site, subject to the terms and conditions of this Agreement the sum of US$ 32,103.68 for each Completed Subject of the Study, as set forth in the Site Budget and Payment Schedule, attached to and made part of this Agreement as Exhibit B. In no event shall payments to the Site for each Completed Subject, up to a maximum of sixty (60) Completed Subjects, exceed the amount set forth in the attached Site Budget and Payment Schedule. All payments are gross in US Dollars; all approved invoices are net thirty (30) days. All costs outlined on the budget shall remain firm for the duration of the Study, except that Actinium will reimburse Site for cost increases due to Protocol amendments and Actinium written instructions. Actinium will provide for payment for such increased costs in an amendment to this Agreement. If not budgeted, a one-time clinical trial IRB review fee, and, if applicable, fees for continuing IRB reviews will be invoiced per the appended mutually agreed to budget.

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Payment of all sums due hereunder shall be made by check payable to the "Trustees of the University of Pennsylvania" and sent to the following address:

Office of Research Services
University of Pennsylvania
P-221 Franklin Building
3451 Walnut Street
Philadelphia, PA 19104-6205
ATTENTION: Executive Director (Per1/#10036086)

Site Tax Identification Number: 23-1352685

b.	Any additional payments must be approved in advance by Actinium in writing.

c.	The Site agrees to be responsible for invoicing Actinium in accordance with the Budget and Payment Schedule (Exhibit B).

d.	Intentionally omitted.

e.
In no event is Actinium required to make any payment for any costs incurred with respect to Non-Qualified Subjects entered into the treatment phase of the Study or for any Subject who has not given written Informed Consent to participate in the Study.

f.
Nothing contained herein shall be construed as requiring Site, the Investigator or any Site research staff to work on any project or process which is prohibited by law or by any international treaty to which the United States of America is a party, or which may be harmful or detrimental to public health, patient safety or good clinical care or which may be considered to be immoral. No payment is subject to submission of favorable clinical results or evaluations.

g.
Notwithstanding the foregoing, in no event shall any payment be made under this Agreement which is contrary to 42 USC 1320a-7b, as it or any successor law may be in effect from time to time. In accordance with the statute, in no event shall the Investigator or any member of his immediate family, receive any payment, royalty, form of compensation, or remuneration of any nature, sort or description, for any use of all or any portion of the Study Drug by any hospital, clinic or other Site where he works. In no event shall any request for reimbursement or payment under any private or public health insurance carrier be made which is contrary to law.

7.        Publications

Actinium acknowledges that it is Site's policy that the results of the Study must be publishable and the Investigator and others employed by Site or who are engaged in the Study be permitted to present at symposia, national or regional professional meetings and to publish in journals, theses or dissertations or otherwise in their sole discretion, the methods and results of the Study.

The parties recognize that because this is a multi-center Study, there is a need for a coordinated approach to any publication or public disclosure of the data or results of this Study. To that end, there will be no publication or public disclosure of such data or results by the Site or Investigator until a multi-center publication is submitted for publication or presentation by Actinium, or its designee. However, if no multi-site publication is submitted by Actinium or its designee within twelve (12) months of the completion, abandonment or termination of the Study from all sites or after Actinium confirms there will be no multi-center Study publication, whichever occurs first, the Site and the Investigator shall be free to publish for non-commercial purposes the Study results from their Site as follows. If the Site or the Investigator wishes to publish or publicly disclose Study data and results the Site will submit any proposed manuscript or publication to Actinium for review and comment at least thirty (30) days prior to its submission for publication or other disclosure. The Site will review and consider in good faith comments received from Actinium during such thirty (30) day period. If requested to do so by Actinium, Site agrees to remove Confidential Information provided by Actinium prior to submitting the manuscript or publication, excluding Study data and results. Actinium will make every reasonable attempt to notify the Site within said thirty (30) days of receipt of the proposed publication whether it is desirable to file a patent application on any inventions contained in the proposed publication. In the event Actinium decides to pursue patent protection, Actinium shall request that the Site defer publication for an additional sixty (60) days to permit the filing of any desired patent application and Site shall honor such request.

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As part of the Site's compliance with guidelines to facilitate publication of reports resulting from the Study (for example, the International Committee of Medical Journal Editors or World Health Organization guidelines), Site shall have the right to register the Study, if Actinium does not so register, and make publicly available the information registered about the Study, and such information shall not be deemed Confidential Information.

8.        Confidential Information

a.
Actinium and/or Aptiv shall not disclose confidential information to the Site unless it is necessary to the Study. Any confidential information will be in writing and clearly marked by Actinium and/or Aptiv as "Confidential" or if disclosed orally, written notice will be provided within thirty (30) days of disclosure ("Confidential Information"). Site shall protect the Confidential Information with the same degree of care as Site's own confidential information (hereafter referred to collectively as "Confidential Information"). Such Confidential Information shall remain the confidential and proprietary property of Actinium and shall be disclosed to Site's employees, affiliates or agents on a "need to know" basis, and who are bound by similar obligations to protect the Confidential Information from unauthorized disclosure.

b.
Subject to the terms and conditions of this Agreement, each party hereby agrees that during the term of this Agreement and for a period of five (5) years thereafter, Site shall (i) not publicly divulge, disseminate, publish or otherwise disclose any of the Confidential Information without prior written consent; (ii) limit access to the Confidential Information to those of the Site's employees, students and agents who are involved in the Study and have a need for such confidential information in connection with the conduct of the Study, and (iii) cause the return to Actinium and/or Aptiv any Confidential Information, promptly upon termination of this Agreement or upon Actinium's and/or Aptiv's request, except those copies that shall remain with Site as required by law, the IRB or institutional policy, for compliance purposes and/or the administration of sponsored projects at the Site. Site shall maintain the confidentiality of all Confidential Information retained in accordance with this Agreement.

c.	Notwithstanding the foregoing, the obligations of confidentiality and nondisclosure shall not apply to the following Confidential Information:

(1)
that was in the public domain prior to the date of disclosure to the Site and/or Investigator, or becomes part of the public domain by publication or otherwise through no fault or unauthorized act or omission on the part of the Site and/or Investigator;

November 8, 2012                               Page 8

(2)	that is disclosed to the Site and/or Investigator by a third party apparently legally entitled to disclose such information;
(3)	that was rightfully in the possession of or already known to the Site and/or Investigator as demonstrated by prior written records;
(4)	that is independently developed by the Site and/or Investigator without reference to any Confidential Information, as demonstrated by competent evidence; or
(5)
that is required to be disclosed to a government authority or by order of a court of competent jurisdiction, provided that reasonable advance notice is given to Actinium and/or Aptiv whenever practicable, so that Actinium may take all reasonable steps to limit the scope of such disclosure.

d.
Research results and associated data generated by this Study conducted under this Agreement will be considered confidential until the earlier of: (i) the first publication or presentation thereof of data according to the terms of this Agreement; or (ii) one (1) year after conclusion, abandonment or termination of the Study at all sites. To the extent that research results and associated data are included in an electronic medical record of Site's, such records are held in confidence as a matter of Site policy and are disclosable only pursuant to HIPAA.

e.
In the event Actinium and/or Aptiv comes into contact or otherwise has access to Study subject's medical records, Actinium and/or Aptiv shall hold in confidence the identity of the subject and shall comply with all applicable law(s) regarding the confidentiality of such records. Actinium and/or Aptiv will review and approve of the informed consent document and any HIPAA authorization document. Actinium and/or Aptiv agree that, should either gain access to any Protected Health Information (as such term is defined in HIPAA) of Study subjects, Actinium and/or Aptiv will treat such Protected Health Information in accordance with the informed consent document, any HIPAA authorization document, and all applicable laws and regulations. If Actinium and/or Aptiv gains access to any Protected Health Information that is not covered by an informed consent or HIPAA authorization, Actinium and/or Aptiv shall hold such information in the strictest confidence, shall not remove records containing such information from the Site and, if inadvertently removed, shall immediately return any records containing such information to the Site.

9.        Intellectual Property

  The parties acknowledge that it is unlikely that an invention will result during the performance of the Study. It is recognized and understood that the existing inventions and technologies of Actinium and Site are their separate property, respectively, and are not affected by this Agreement and neither party shall have any claims to or rights in such existing inventions and technologies of the other party.

  Title to any inventions or discoveries arising from this Study and conceived and reduced to practice solely by Actinium employees shall be owned by Actinium. Title to any inventions or discoveries arising from this Study and conceived and reduced to practice solely by Site employees shall be owned by Site. Title to any inventions or discoveries arising from this Study and conceived and reduced to practice jointly by Site employees and Actinium employees shall be jointly owned. Site will offer Actinium the first opportunity to enter into a royalty-bearing or royalty-free license, as appropriate, for Site's rights in any invention or discovery covered by this Section 9. If a license has not been executed within ninety (90) days of Site's disclosure of the invention or discovery to Actinium, Site shall be free to seek another potential licensee. Any license or other rights granted to Actinium pursuant to this Agreement shall be subject, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212 and to Site's rights to use inventions for internal, noncommercial research.

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  The parties further acknowledge and agree that Actinium is the owner or authorized licensee of the Study Drug. Neither Site nor Investigator shall obtain any license to make, have made, sell, distribute, rent, lease, or otherwise transfer or use the Study Drug or its derivatives. The Confidential Information is provided to Site and Investigator for use only on and in combination with the Study Drug solely for the performance of the Study and may not be used on or with third party products without Actinium's prior express written permission. This Agreement grants no implied rights.

10.  Indemnification

a.
Actinium shall indemnify, defend and hold harmless the Site, its trustees, officers, medical and professional staff, affiliates, employees, and agents and their respective successors, heirs and assigns (collectively the "Site Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the Site Indemnitees or any one of them in connection with any third party claims, suits, actions, demands or judgments due to (i) any side effect, adverse reaction, illness or injury (including death) occurring to any Qualified Subject as a result of the Study Drug, performance of a Study test or procedure, use of any equipment or supplies required by the Protocol, or complying with the Protocol or any instructions provided by Actinium or approved by Actinium and (ii) Actinium's use of the Study results.

Actinium's indemnification shall not apply to any liability, damage, loss or expense to the extent attributable to (i) the negligent activities or intentional misconduct of the Site Indemnitees (ii) failure of the Site Indemnitees to adhere to the terms of the Protocol for the Study or follow all written instructions provided by Actinium or Aptiv or (iii) actions of the Site Indemnitees in violation of applicable laws or regulations. As between the parties, in no event shall Actinium have any liability of any nature, sort or description attributable to the exclusions of this sub-paragraph and Site will accept full responsibility and liability for its own negligence, willful misconduct or other wrongful acts or omissions.

This obligation to indemnify is subject to the Site Indemnitees giving Actinium prompt written notice of any claim, suit or demand and full control of any defense and settlements of such claim, suit or demand. The Site Indemnitees will also notify Actinium promptly in the event any one of them becomes aware of any potential claim, or likelihood of any potential claim of indemnification rights under this Section. Site Indemnitees will cooperate fully, at Actinium's expense, in the defense or settlement of any claim or action. Actinium shall not dispose or settle any claim admitting liability on the part of, or impose any obligation on the Site or any other Site Indernnitee without Site's prior written consent.

This Paragraph shall survive expiration or termination of this Agreement.

b.
Study-Related Injury.
Actinium agrees to pay for all reasonable costs incurred for the care and treatment of any illness or injury to a Subject resulting from his or her participation in the Study unless Site's negligence or willful misconduct caused the injury.

11.  Insurance

Actinium shall, at its sole cost and expense, procure and maintain commercial general liability insurance or equivalent self insurance in amounts not less than $2 million per incident and $5 million annual aggregate with respect to the Study.

Site represents and certifies that it possesses and shall carry at its own expense commercial general liability insurance with limits of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate, and professional malpractice insurance with limits of liability as required by law.

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12.      Term and Termination.

  Unless earlier terminated in accordance with its terms, this Agreement shall commence on the date when it is signed by all parties, (the "Effective Date", and shall continue in full force and effect until the Study has been completed.

a.
This Agreement shall be terminated immediately in the event that: 1) the authorization and IND issued by the FDA is withdrawn, 2) the approval of the IRB is withdrawn; or 3) the Investigator has not included any Qualified Subjects in the Study in accordance with Paragraph 3.c. and after the Study has been open to enrollment for twenty-four (24) months.

b.
Any party may terminate this Agreement upon sixty (60) days prior written notice in the event of any material breach by another party of any material term or condition hereof; provided such breach is not cured within said sixty (60) day notice period.

c.
Any party may terminate or suspend this Study immediately for the safety of Subjects, pursuant to applicable regulations. In such case, the party terminating or suspending the study will provide prompt written notice to the other party.

d.
d. Upon the effective date of expiration or termination, there shall be an accounting conducted by the Site. Within thirty (30) days after receipt of the fmal accounting for a Study, Actinium will make payment to the Site for:

(i) All services rendered and monies expended by the Site until the date of termination not yet paid for; and
(ii) Any non-cancelable obligations, including any costs associated with termination, incurred for the Study by the Site prior to the effective date of termination

e.
Termination of this Agreement by either party shall not affect the rights and obligations of the parties accrued prior to the effective date of the termination. All obligations which are by their nature continuing shall survive the expiration or termination of this Agreement.

13.      Effect of Termination

Except as otherwise provided herein, termination of this Agreement shall not be construed to release either party from any obligation hereunder which has matured prior to the date of said termination. Upon termination of this Agreement, Site shall promptly return to Aptiv any unused Study Drug at Aptiv's expense and shall provide any remaining Study Data, including without limitation, all completed CRFs.

14.      Diversity in Study Population - Translation Services

Intentionally omitted.

15.      Communications

All medical/scientific and other communications, reports and notices shall be delivered by hand, by facsimile, by secure electronic means or sent by first class mail postage prepaid and addressed as follows:

If to Aptiv:	Anthony Apicella
Aptiv Solutions

November 8, 2012                              Page 11

225 Turnpike Rd.
Southborough, MA 01772

If to Actinium:	Dragan Cicic, COO/CMO
501 Fifth Avenue, 3rd Floor New York, NY 10017

If to Site:	University of Pennsylvania Office of Research Services P-221 Franklin Building 3451 Walnut Street Philadelphia, PA 19104-6205 Attention: Executive Director

If to Accounts Receivable: same address as above

If to Investigator:	Alexander Perl, M.D. Assistant Professor of Medicine Division of Hematology/Oncology University of Pennsylvania 713 BRB II/III 421 Curie Boulevard Philadelphia, PA 19104

16.      Use of Names

The Site and Actinium will obtain prior written permission from each other before using the name, symbols and/or marks of the other in any form of publicity in connection with the Study. This shall not include legally required disclosure by the Site or Actinium that identifies the existence of the Agreement. Further, Actinium's use of the name, symbols and/or marks of the Site, or names of the Site's employees, shall be limited to identification of the Site as the Study site and the Study staff as participants in the Study. Notwithstanding any provision in this Agreement to the contrary, Site reserves the right to include the Study on its own clinical trials registry in a manner consistent with the requirements of the International Committee of Medical Journal Editors. Actinium, Site and Investigator may also, without the prior consent of the other party, disclose their participation in the Study (including the name of the sponsor or site, name of the Study, Protocol number, and funding amount) as required by applicable law or regulation or court orders, or with respect to the Site and Investigator, for other academic purposes.

17.  General Provisions

a.	All rights and remedies hereunder are exclusive and not cumulative.

b.	This Agreement may be amended only by written agreement signed by all parties.

c.
It is expressly agreed by the parties hereto that the Site, the Investigator and Aptiv are independent contractors and nothing in this Agreement is intended to create an employer relationship, joint venture, or partnerships between the parties. No party has the authority to bind any other.

November 8, 2012 Page 12

d.
This Agreement, including all exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposal, negotiations and other communications between the parties and the Investigator, whether written or oral, with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and either an agreement between the Investigator and Actinium (or Aptiv) or the Protocol, the terms of this Agreement shall govern.

e.
If any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be impaired thereby, and the party against whom the holding is made, shall be entitled to substitute a similar provision that preserves the benefit of the bargain.

f.	The failure of any party to insist on strict performance of any provision of this Agreement or exercise any right hereunder will not constitute a waiver of that provision or right.
g.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument

h.
Each party hereto agrees to execute, acknowledge and deliver such further instruments and do all such further acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

i.	The paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
j.	Neither this Agreement nor the rights or obligations hereunder shall be assignable or otherwise transferred or subcontracted without the other party's prior written consent.
k.
Neither party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party's control, including, without limitation, labor disturbances or labor disputes of any kind, accident, failure of any governmental approval required for full performance, civil disorders or commotion, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrence.

{Signatures on Next Page}

Exhibit A

Protocol incorporated by reference.

EXHIBIT

Exhibit B

Budget and Payment Schedule

EXHIBIT

Schedule of Events/Assessments

A Phase I/II Study of Low Dose Cytarabine and Lintuzumab-Ac225 in Older Patients with Untreated Acute Myeloid Leukemia

	Baseline	LDAC Cycle 1 (days 1-28)					LDAC Cycle 2-12 (months 2-12)										
Assessment	(within 14 days prior to treatm.)	1-10	14-17	17-21	22-28		2	3	4	5 through 12							
Baseline Assessments																	
ICF(1)	130																
Inclusion/Exclusion Review	195																
Demographics, Medical History	150																
Hematology (2)	x	x x	x x	x x	x x		x x x x	x x x x	x x x x	x x x x	x x x x	x x x x	x x x x	x x x x	x x x x	x x x x	x x x x
Serum Chemistry (3)	x		x		x		x x	x	x	x	x	x	x	x	x	x	x
Bone Marrow Examination (4)	850				x		x		x								
PT, PTT, Fibrinogen	x																
Thyroxane, TSH	80							80			80			80			80
PE	x																
Urinalysis (5)	28		x		x		x	x	x	x	x	x	x	x	x	x	x
Chest X-ray (6)	150																
ECG and Echcardiogram (6)	1350																
Vital signs (7)	X		100	100													
HAHA (8)	150							150	150			150					
Premedications (9)		x	x	x	x												
Study Drug																	
LDAC (10)		x					x	x	x	x	x	x	x	x	x	x	x
Lintuzumab-Ac225 (11)			API supply	API supply													
Radiation Nephropathy Prophylaxis																	
Furosemide (12)- price is for cost of all drugs during treatment		25															
Spironolactone (13)- price is for cost of all drugs during treatment							88										
Concomitant Medications (14)	65	65	65	65	65		65	65	65	65	65	65	65	65	65	65	65
Adverse Event Assessment (15)		65	65	65	65		65	65	65	65	65	65	65	65	65	65	65
Survival		x	x	x	x		x	x	x	x	x	x	x	x	x	x	x
Patient Work Total	3158	155	230	230	130		218	360	280	130	210	280	130	210	130	130	210
TX room/Chair Time- Clinical Translational Research Center (CTRC)			400	400													
CTRC Staff Fees			265	265													
Hotel Accommodation			INV	INV													
Investigator Fee	350	300	300	300	300		150	150	150	150	150	150	150	150	150	150	150
Nuclear Medicine Fee			700	700													
Nursing Fee	450	350	350	350	350		200	200	200	200	200	200	200	200	200	200	200
Data manager	400	300	300	300	300		300	300	300	300	300	300	300	300	300	300	300
Study Coordinator	350	200	200	200	200		200	200	200	200	200	200	200	200	200	200	200
Parking	25	25	25	25	25		25	25	25	25	25	25	25	25	25	25	25
Per patient fees sum	4733	1330	2770	2770	1305		1093	1235	1155	1005	1085	1155	1005	1085	1005	1005	1085
Total per patient fee	24,821.00																
Applicable Overhead (28%)																	
Total per patient fee w/ OH	31,770.88																

START-UP/ADMINISTRATIVE FEES	(inclusive of 28% overhead)
Administrative Start-up	13500
Pharmacy/Nuclear Medicine Start-up	2500
Start-Up Fees Grand Total	16000